Allianz Life Insurance Company of North America                   [Allianz Logo]


Eric Carlson, ASA, MAAA
Manager
Variable Products Actuarial

1750 Hennepin Avenue
Minneapolis, MN  55403-2195

Telephone: 763/582 6022
Telefax: 763/765 6252

April 5, 2001


The Board of Directors
Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN  55403




                               CONSENT OF ACTUARY


     I hereby consent to the inclusion of the Illustrations of Policy Values contained in the Appendix in a Registration Statement Form S-6 registering Flexible Premium Variable Life Insurance Policies. The illustrations have been prepared in accordance with standard actuarial principles and reflect the operation of the Policy by taking into account all charges under the Policy and in the underlying fund, and are shown for the male, non-smoker risk classification.

Sincerely,



/s/ERIC CARLSON
------------------
   Eric Carlson

EC/rar